FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND
TERM LOAN AGREEMENT

This First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (“Amendment”) is made as of this 4th day of May, 2011, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Obagi Medical Products, Inc. (“Obagi”) and OMP, Inc. (“OMP” and together with Obagi, the “Borrowers” and each individually, a “Borrower”).

RECITALS

A. Borrowers and Agent are party to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated November 3, 2010, with the Lenders (as amended or otherwise modified from time to time, the “Credit Agreement”).

B. Borrowers have requested that Agent and the Lenders make certain amendments to the Credit Agreement as set forth herein and Agent and the Lenders are willing to do so, but only on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Borrowers, Agent and the Lenders agree as follows:

1.           Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “EBITDA” to read in its entirety as follows:

“‘EBITDA’ shall mean, as of any date of determination, Net Income of Borrowers for the four preceding fiscal quarters ending on such date, plus, to the extent deducted in computation of such Net Income, the sum of (a) income tax expense of Borrowers for such period, (b) interest expense of Borrowers for such period, (c) depreciation and amortization expense of Borrowers for such period, and (d) all non-cash stock compensation remitted by Borrowers during such period, and (e) a one-time cash settlement payment in an amount not to exceed $5,000,000 in the aggregate made to Dr. Zein Obagi, ZO Skin Health, Inc. and related parties, all as determined in accordance with GAAP.”

2.           Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “Term Loan Draw Period” to read in its entirety as follows:

“‘Term Loan Draw Period’ shall mean the period commencing on the Effective Date and ending on the date of the earlier to occur of (i) the aggregate outstanding principal balance of the Term Loans equaling the Term Commitment, (ii) May 3, 2012, or (iii) Borrowers written request to Bank to commence the terming out of the Term Loan.”

3.           This Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied by Borrowers:

(a)
Agent shall have received via facsimile or electronic mail (followed by the prompt delivery of original signatures) counterpart originals of this Amendment, in each case duly executed and delivered by the Agent, Borrowers and the Lenders.

(b)	Borrowers shall have paid to the Agent a nonrefundable amendment fee in the amount of $2,500;

(c)
Borrowers shall have paid to the Agent all fees and reasonable costs and expenses, if any, owed to the Agent and accrued to the Amendment effective date, in each case, as and to the extent required to be paid in accordance with the Loan Documents.

4.           Borrowers hereby certify to the Agent and the Lenders as of the date hereof and after giving effect to this Amendment, that (a) execution and delivery of this Amendment and the other Loan Documents required to be delivered hereunder, and the performance by Borrowers of their obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within the Borrowers’ powers, have been duly authorized, are not in contravention of law or the terms of their respective certificates of incorporation or bylaws or other organizational documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Amendment, of any governmental body, agency or authority, and the Amended Credit Agreement and the other Loan Documents required to be delivered hereunder will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Section 6 of the Amended Credit Agreement are true and correct on and as of the date hereof (except to the extent such representations specifically relate to an earlier date), and (c) on and as of the date hereof, after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

5.           Except as specifically set forth above, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Amended Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants), any of the Notes issued thereunder or any of the other Loan Documents. Nor shall this Amendment constitute a waiver or release by the Agent or the Lenders of any right, remedy, Default or Event of Default under or a consent to any transaction not meeting the terms and conditions of the Amended Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. Furthermore, this Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders with respect to any other non-compliance by Borrowers or any Guarantor with the Amended Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction. Borrowers hereby confirm that each of the Collateral Documents continues in full force and effect and secures, among other things, all of its obligations, liabilities and indebtedness owing to the Agent and the Lenders under the Credit Agreement and the other Loan Documents (where applicable, as amended herein).

6.           Borrowers hereby acknowledge and agree that this Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of Borrowers, any other Credit Party, any Guarantor or any other party or any rights, privilege or remedy of the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

7.           Except as specifically defined to the contrary herein, capitalized terms used in this Amendment shall have the meanings set forth in the Credit Agreement.

8.           This Amendment may be executed in counterpart and shall be considered a “Loan Document” within the meaning of the Credit Agreement.

9.           This Amendment shall be construed in accordance with and governed by the laws of the State of California.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

WITNESS the due execution hereof as of the day and year first above written.

	COMERICA BANK,		OBAGI MEDICAL PRODUCTS, INC.
as Administrative Agent

By:	/s/ Peter F. Fitzpatrick	By:	/s/ Preston S. Romm

Its:	Vice President	Its:	CFO

OMP, INC.

By:	/s/ Preston S. Romm

Its:	CFO

COMERICA BANK,
as a Lender, and as Issuing Lender

By:	/s/ Peter F. Fitzpatrick

Its:	Vice President